International Growth and Income Fund

June 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$127,378
Class B	$207
Class C	$5,634
Class F1	$39,173
Class F2	$52,112
Total	$224,504
Class 529-A	$3,212
Class 529-B	$9
Class 529-C	$556
Class 529-E	$110
Class 529-F1	$313
Class R-1	$240
Class R-2	$902
Class R-2E*	-
Class R-3	$1,219
Class R-4	$1,660
Class R-5	$692
Class R-6	$33,953
Total	$42,866

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8580
Class B	$0.5934
Class C	$0.5969
Class F1	$0.8437
Class F2	$0.9325
Class 529-A	$0.8372
Class 529-B	$0.5513
Class 529-C	$0.5731
Class 529-E	$0.9057
Class 529-F1	$0.7561
Class R-1	$0.6591
Class R-2	$0.5781
Class R-2E	$0.9156
Class R-3	$0.7492
Class R-4	$0.8560
Class R-5	$0.9521
Class R-6	$0.9670

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	157,837
Class B	310
Class C	10,110
Class F1	51,966
Class F2	67,516
Total	287,739
Class 529-A	4,076
Class 529-B	15
Class 529-C	1,028
Class 529-E	157
Class 529-F1	357
Class R-1	404
Class R-2	1,626
Class R-2E*	-
Class R-3	1,865
Class R-4	2,264
Class R-5	824
Class R-6	40,802
Total	53,418

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.99
Class B	$31.99
Class C	$31.91
Class F1	$31.98
Class F2	$32.00
Class 529-A	$31.96
Class 529-B	$31.96
Class 529-C	$31.81
Class 529-E	$31.96
Class 529-F1	$32.00
Class R-1	$31.91
Class R-2	$31.85
Class R-2E	$31.96
Class R-3	$31.94
Class R-4	$31.98
Class R-5	$32.15
Class R-6	$31.99

* Amount less than one thousand